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THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G          ---------------------------
FILED ON FEBRUARY 18, 1998 PURSUANT TO A                    OMB APPROVAL
RULE 201 TEMPORARY HARDSHIP EXEMPTION.               ---------------------------
                                                     OMB Number:      3235-0145
                                                     Expires: December 31, 1997
                                                     Estimated average burden
                                                     hours per response...14.90
                                                     ---------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                           MTI Technology Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   533903105
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                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               Page 1 of 8 pages

-------------------                                            -----------------
CUSIP NO. 533903105                  13G                       PAGE 2 OF 8 PAGES
-------------------                                            -----------------

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 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Steven J. Hamerslag and Jean Wells Hamerslag Family Trust, dated 12/09/88
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      California
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                       5    SOLE VOTING POWER

                            2,168,592
    NUMBER OF          ---------------------------------------------------------
      SHARES           6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               None
      EACH             ---------------------------------------------------------
    REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON
      WITH                  2,168,592
                       ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            None
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,168,592
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                              [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.89%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 533903105                  13G                       PAGE 3 OF 8 PAGES
-------------------                                            -----------------

================================================================================
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Steven J. Hamerslag
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------

                       5    SOLE VOTING POWER

                            None
    NUMBER OF          ---------------------------------------------------------
      SHARES           6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               2,257,342 (includes 2,168,592 shares held by trust
      EACH                  of which Mr. Hamerslag is co-trustee, and 1,250
                            shares subject to options exercisable within
                            60 days of 12/31/97)
    REPORTING          ---------------------------------------------------------
     PERSON            7    SOLE DISPOSITIVE POWER
      WITH
                            None
                       ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            2,257,342 (includes 2,168,592 shares held by trust of which Mr. Hamerslag is co-trustee, and 1,250 shares subject to options exercisable within
                            60 days of 12/31/97)
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,257,342
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                              [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.22%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP NO. 533903105                  13G                       PAGE 4 OF 8 PAGES
-------------------                                            -----------------

================================================================================
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jean Wells Hamerslag
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------

                       5    SOLE VOTING POWER

                            None
    NUMBER OF          ---------------------------------------------------------
      SHARES           6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY               2,257,342 (includes 2,168,592 shares held by trust
      EACH                  of which Mrs. Hamerslag is co-trustee, and the
    REPORTING               remainder held by her husband)
     PERSON            ---------------------------------------------------------
      WITH             7    SOLE DISPOSITIVE POWER

                            None
                       ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            2,257,342 (includes 2,168,592 shares held by trust of which Mrs. Hamerslag is co-trustee, and the remainder held by her husband)
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,257,342
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                              [ ]

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       8.22%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

ITEM 1.

      (a)    Name of Issuer: MTI Technology Corporation

      (b)    Address of Issuer's Principal Executive Offices:

             4905 E. La Palma Avenue, Anaheim, California 92807


ITEM 2.

        (a)    Name of Person Filing:

                 (i) Steven J. Hamerslag and Jean Wells Hamerslag Family Trust, dated 12/9/88

                (ii)  Steven J. Hamerslag

               (iii)  Jean Wells Hamerslag

        (b)    Address of Principal Business Office or, if none, Residence:

                      c/o MTI Technology Corporation
                      4905 East La Palma Avenue
                      Anaheim, California 92807

        (c)    Citizenship:

                 (i)  California

                (ii)  United States of America

               (iii)  United States of America

        (d)    Title of Class of Securities: Common Stock

        (e)    CUSIP Number: 533903 10 5

ITEM 3.        If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b)

               Not applicable.

ITEM 4.        OWNERSHIP

        (a) Amount Beneficially Owned: 2,257,342 by Mr. and Mrs. Hamerslag (includes 2,168,592 shares of Common Stock beneficially owned by Trust, and 1,250 shares subject to options exercisable within 60 days of 12/31/97)

        (b)    Percent of class: 8.22% (7.89% by Trust)

        (c)    Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:

                     (A) Mr. and Mrs. Hamerslag -- none;

                     (B) Trust -- 2,168,592

                (ii) shared power vote or to direct the vote:

                     (A) Mr. and Mrs. Hamerslag -- 2,257,342 (includes 2,168,592 shares of Common stock held by Trust, and 1,250 shares subject to options exercisable within 60 days of 12/31/97);

                     (B) Trust -- none

               (iii) sole power to dispose or to direct the dispose or to direct the disposition of:

                     (A) Mr. and Mrs. Hamerslag -- none;

                     (B) Trust -- 2,168,592

               (iv)  shared power to dispose or to direct the disposition of:

                     (A) Mr. and Mrs. Hamerslag -- 2,257,342 (includes 2,168,592 shares of Common stock held by Trust, and 1,250 shares subject to options exercisable within 60 days of 12/31/97);

                     (B) Trust - none

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF GROUP.

             See Exhibit A attached hereto.

ITEM 9.      NOTICE OF DISSOLUTION OF THE GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

             Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       1/29/98
                                           ---------------------------------
                                           Date


                                           /s/ STEVEN J. HAMERSLAG
                                           ---------------------------------
                                               Steven J. Hamerslag


                                           /s/ JEAN WELLS HAMERSLAG
                                           ---------------------------------
                                               Jean Wells Hamerslag


                                           Steven J. Hamerslag and Jean Wells
                                           Hamerslag Family Trust dated 12/09/88

                                           By: /s/ STEVEN J. HAMERSLAG
                                               ---------------------------------
                                                   Steven J. Hamerslag
                                                   Co-Trustee


                                           By: /s/ JEAN WELLS HAMAERSLAG
                                               ---------------------------------
                                                   Jean Wells Hamerslag
                                                   Co-Trustee

                                                                       EXHIBIT A



         The following are members of the group filing the Schedule 13G to which this Exhibit is attached: Steven J. Hamerslag, Jean Wells Hamerslag, and The Steven J. Hamerslag and Jean Wells Hamerslag Family Trust, dated 12/9/88. The undersigned further agree that such Schedule 13G is filed on behalf of each of them.

Date: 1/29/98
      --------



                                           /s/ STEVEN J. HAMERSLAG
                                           ---------------------------------
                                               Steven J. Hamerslag


                                           /s/ JEAN WELLS HAMERSLAG
                                           ---------------------------------
                                               Jean Wells Hamerslag


                                           Steven J. Hamerslag and Jean Wells
                                           Hamerslag Family Trust dated 12/09/88

                                           By: /s/ STEVEN J. HAMERSLAG
                                               ---------------------------------
                                                   Steven J. Hamerslag
                                                   Co-Trustee


                                           By: /s/ JEAN WELLS HAMERSLAG
                                               ---------------------------------
                                                   Jean Wells Hamerslag
                                                   Co-Trustee